EXHIBIT 10.2

Big Three Restaurants, Inc.
9085 Charles E. Limpus Road
Orlando, Florida 32836
Telephone:  516-375-6649

February 20, 2013

To: Janet  Boyle, John P. Day, Christopher M. Gaus, Louise Proffer, Eugene W. Santalucia

Cc: Adam VonRomer

Re: Big Three's Proposed Purchase of Mango's Las Olas

Ladies & Gentlemen,

Big Three Restaurants, Inc., has a desire to acquire 100% of shares of 904 Las Olas, Inc. This document is intended to provide you with several options for your consideration. I have been provided historical revenue and profit numbers on your business. I am recapping this information in the chart below because, as each of you may be aware, a multiple will be applied to each of my proposed structures. Additionally, I want to insure that no interested party disputes the numbers I have been provided.

During my limited Due Diligence of Mango's it is my opinion that the interior space of the facility needs a fresh new look. Competition has become more prevalent in the immediate area with some of the new competitors having very deep pockets. The economy is in turmoil, which has caused increases in food costs, transportation expense and disposable goods. The consumer is still eating out, however they are much more cautious. They have higher value expectations and are more willing to test less expensive alternative restaurants. As I was told, several years ago Mango's profits were double what you enjoyed in 2012. I anticipate a continued decline in profit for several years to come unless a significant capital investment is made in Mango's to keep and attract new customers. Therefore my proposed structures will be reflective of some of the aforementioned factors.

Year	Gross Revenue	Net Profit
2009	$5,896,000	$996,000
2010	$5,727,000	$909,000
2011	$5,627,000	$742,000
2012	$5,800,000	$785,000

Proposed Structure #1:  (Less Cash/Higher Multiple/Warrants)

$785,000 x 3.2 = $2,512,000 Purchase Price
	$2,500,000	Cash [interlined with initials]
	$ 512,000	Cash Down
	$2,000,000	Seller Financing 2.9% annual interest payable interest only quarterly payments starting month 15 from date of closing. The principal amount will balloon 60-months from the date of closing.
	$ 750,000	Warrant Kicker: Warrants will have a face value of $750,000 with a 20% discount to the market as quoted on the OTCMarkets.com web site for the 20-day trading average closing price prior to exercise. Warrants cannot be exercised during the first 36-months and must be exercised prior to 60-months.
Additional Terms:		The purchase contract will have no pre-payment provision. Sellers will have a pre-written forbearance agreement which will provide language if Big Three misses two consecutive payment obligations or is 90-days late paying the principal amount, the sellers will get the Company back without litigation. Big Three would have the right to employ certain key personal it deems necessary for a smooth transition which may include current shareholders or their spouses.

Proposed Structure #2: (More Cash/Lower Multiple/Warrants)

$785,000 x 3.0 = $2,355,000 Purchase Price
	$ 800,000	Cash Down
	$1,555,000	Seller Financing 2.9% annual interest payable interest only quarterly payments starting month 15 from date of closing. The principal amount will balloon 60-months from the date of closing.
	$ 500,000	Warrant Kicker: Warrants will have a face value of $500,000 with a 20% discount to the market as quoted on the OTCMarkets.com web site for the 20-day trading average closing price prior to exercise. Warrants cannot be exercised during the first 36-months and must be exercised prior to 60-months.
Additional Terms:		The purchase contract will have no pre-payment provision. Sellers will have a pre-written forbearance agreement which will provide language if Big Three misses two consecutive payment obligations or is 90-days late paying the principal amount, the sellers will get the Company back without litigation. Big Three would have the right to employ certain key personal it deems necessary for a smooth transition which may include current shareholders or their spouses.

Proposed Structure #3: (Much More Cash/Lower Multiple/Lower Warrants)

$785,000 x 2.8 = $2,198,000 Purchase Price
	$1,500,000	Cash Down
	$ 698,000	Seller Financing 2.9% annual interest payable interest only quarterly payments starting month 15 from date of closing. The principal amount will balloon 60-months from the date of closing.
	$ 250,000	Warrant Kicker: Warrants will have a face value of $250,000 with a 20% discount to the market as quoted on the OTCMarkets.com web site for the 20-day trading average closing price prior to exercise. Warrants cannot be exercised during the first 36-months and must be exercised prior to 60-months.

Additional Terms:		The purchase contract will have no pre-payment provision. Sellers will have a pre-written forbearance agreement which will provide language if Big Three misses two consecutive payment obligations or is 90-days late paying the principal amount, the sellers will get the Company back without litigation. Big Three would have the right to employ certain key personal it deems necessary for a smooth transition which may include current shareholders or their spouses.

Proposed Structure #4: (All Cash/Lowest Multiple/ No Warrants)

$785,000 x 2.5 = $1,962,000 Purchase Price
	$1,962,000	Cash Down
	$ -0-	NONE
	$ -0-	NONE

Additional Terms:		NONE

Additional Terms:		NONE

I have provided you with several structures which all follow the same basic format. I would be completely open minded to structures your group might suggest. Big Three is sincere about moving forward and looks forward to a timely response.

Sincerely,

/s/ John V. Whitman, Jr.	/s/ [Initials illegible] Pres

John V. Whitman Jr.	/s/ [Initials illegible] CEO/Chairman
CEO/Chairman
Big Three Restaurants, Inc.

[added by hand]

Notes:  Sellers are responsible for fees due to :  Adam VonRomer at 4% of the purchase price.  Subject to Buyers Equity Participants agreeing to the revised terms.